CONTRACT OF SALE

     CONTRACT dated November        , 1997 between MGI PROPERTIES
(formerly known as Mortgage Growth Investors), One Winthrop Square, Boston, Massachusetts 02110 ("Seller") and WALDEN RESIDENTIAL OPERATING PARTNERSHIP, L.P., One Lincoln Center, 5400 LBJ Freeway, Dallas, Texas 75240 ("Purchaser").

     Seller and Purchaser hereby covenant and agree as follows:

Section 1.     Sale of Premises and Acceptable Title

     Section 1.1. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract: (a) the parcels of land as particularly described in Exhibit A attached hereto ("Land"); (b) all buildings, improvements and fixtures situated on the Land
(collectively, "Building"); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; (e) all right, title and interest of Seller in and to any and all leases and any guaranties and security deposits with respect thereto; (f) all plans and specifications in Seller's possession, if any, all licenses, permits and warranties in Seller's possession, if any, with respect to the Property, and all agreements that will survive the Closing;
and (g) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to or located at the Building (the items set forth in (a), (b), (c), (d) and (e) above are hereinafter referred to, collectively, as the "Premises"). The Premises are located at or known as:
               St. James Crossing Apartments
               5520 Gunn Highway
               Tampa, Florida 33614

                    -and-

               South Pointe Apartments
               5000 Himes Avenue
               Tampa, Florida 33611

     Section 1.2. Seller shall convey and Purchaser shall accept fee simple title to the Premises in accordance with the terms of this contract, subject only to the matters accepted by Purchaser pursuant to the terms of Section 14.1 hereof.

Section 2.     Purchase Price, Acceptable Funds, and Escrow of
               Down Payment

     Section 2.1. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Premises is $15,800,000 payable as follows.
          (a) $150,000 upon the execution of this contract, by check subject to collection or wire transfer payable to Chicago
Title Insurance Company ("Escrowee") to be held in escrow and disposed of as set forth hereinbelow and in Exhibit B, which amount shall be applied to the Purchase Price at Closing. The deposit shall be deposited by Escrowee in an interest bearing account with the interest paid to the party receiving the deposit;

          (b) Approximately $10,863,000 by Purchaser's assumption of the existing mortgages encumbering the Premises as described on Exhibit E.

          (c) $4,787,000 or such greater amount as would be necessary to cause the sum of the Escrow plus the outstanding balances of the mortgages at Closing plus the payment due at Closing to equal $15,800,000 by wire transfer.

     Section 2.2. All monies payable under this contract, unless otherwise specified in this contract, shall be paid by wire transfer.

     Section 2.3.
          (a)  The deposit paid under subparagraph (a) of Section
2.1 or any other sums paid on account of the Purchase Price prior to the Closing (collectively, "Down Payment") are to be delivered to Escrowee and held in accordance with Exhibit B hereto.

     Section 2.4.
          (b) Escrow shall be deemed open on the date when two executed originals of this Contract and the Down Payment have been delivered to the Escrowee and the Escrowee has executed the Escrowee receipt ("Opening Date").

Section 3.     Due Diligence Period/Purchaser's Inspection Period

     Section 3.1. Purchaser shall have thirty (30) days from the Opening Date ("Due Diligence Period") to review any and all leases, statements, reports, contracts, plans, specifications and other materials and documents relating to the Premises and such other information, materials and documents as Purchaser shall desire, to the extent they are in Seller's possession, and to conduct an inspection of the Premises. Seller shall make available to Purchaser or agree to deliver all of the items requested, to the extent currently in Seller's possession, immediately upon the execution of this Contract (the "Documents"):

     a)   A Phase I Environmental Report, at Purchaser's expense;

     b) An acceptable A.L.T.A. survey of the Property by licensed surveyor (the "Survey") - to be obtained by Purchaser at Seller's cost and expense;

     c) A copy of all soils and hazardous materials reports, termite reports, engineering studies, topographical maps in Seller's possession, or reasonably available to Seller with respect to the Property;

     d) Satisfactory evidence from appropriate governmental authorities confirming the zoning, building and platting status of the Property;

     e) A description of existing and proposed local improvements affecting the Property, including assessment levels;

     f) A copy of current property tax statements and assessed value notices, current insurance policies pertaining to the properties, all approvals, permits and licenses in Seller's possession from each governmental authority having jurisdiction over the property as are necessary to permit full construction use and occupancy of the Property;

     g) A copy of all plans and construction drawings for all buildings on the Property in Seller's possession; and

     h)   A copy of all Tenant Leases and proposed Tenant Leases.

     i) Those items listed in Schedule I attached hereto, which items Purchaser hereby requests be delivered to Purchaser.

     If Purchaser is not satisfied with the results of its review or inspection, Purchaser may terminate this Contract upon notice to Seller within two business days of the expiration of the Due Diligence Period whereupon Escrowee shall refund the Down Payment and any interest thereon to Purchaser, and the parties shall have no further right or obligation hereunder.

Section 4.     The Closing

     Section 4.1. Except as otherwise provided in this contract, the closing of title pursuant to this contract ("Closing") shall take place within thirty (30) days following the expiration of the Due
Diligence Period at 10:00 o'clock A.M. (the actual date of the Closing being herein referred to as "Closing Date") at the offices of Purchaser's title company. Seller shall pay the transfer taxes imposed on the transfer, the cost of the survey, and standard owners title insurance policy and any escrow costs. Purchaser shall pay for any endorsements to lender policies and recording fees. Each party shall pay its own attorney's fees.

Section 5.     Representations and Warranties of Seller
     Seller represents and warrants to Purchaser as follows:

     Section 5.1.     Seller is the sole owner of the Premises.

     Section 5.2. The Premises are occupied pursuant to the leases described on the attached Exhibit C (the "Leases") and there are no other leases or tenancies of any space in the Premises.

     Section 5.3. Seller is a duly-organized and validly existing business trust under the laws of Massachusetts. Seller has full right, authority and capacity to enter into this Agreement, and the execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by Seller.

     Section 5.4. Additional Representations, Warranties and Operating Covenants of Seller. To the best of Seller's actual knowledge and without inquiry:

          (a) Legal and Beneficial Title. Seller is, and at Closing will be, the sole person holding good, indefeasible and marketable fee simple title to the Property, free and clear of all liens and encumbrances except the Permitted Title Exceptions.

          (b) Due Authorization and Execution and Validity, Binding Effect and Enforceability. This Agreement has been duly authorized and executed by Seller. The documents delivered to Purchaser at Closing will be duly authorized and executed by Seller.

          (c) Representations as to Rent Roll. Except as expressly set forth in the Rent Roll:

               i)   All of the information contained on the Rent
                    Rolls is, and will be, true, correct and complete as of its date.

               ii) No rent under any Tenant Lease has been, or prior to Closing will be, prepaid for a period in excess of one (1) month.

               iii) No tenant has any right of first refusal or
                    option with respect to the leasing of any portion of the Property.

               iv) To the best of Seller's knowledge, there are no oral agreements with anyone, including tenants, with respect to the Property or any portion thereof, except as set forth in a Rent Roll.

               v) To the best of Seller's knowledge, the Leases have been duly executed by all parties thereto, and, to the best of Seller's knowledge are in full force and effect.

               vi) The Tenant Leases will not be amended in any way after the date hereof, other than in the ordinary course of business, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned and delayed. Purchaser, unless it otherwise shall advise Seller in writing within ten (10) days following Seller's request for such consent, shall be deemed to have consented to any such amendment.

               vii) To the best of Seller's knowledge and except
                    as stated in a Rent Roll, there are no uncured material defaults on the part of any party to any of the Tenant Leases, and Seller is in full compliance with all of lessor's material obligations thereunder.

               viii) None of the rentals due or to become due under such leases will be assigned, encumbered, or subject to any liens at the Closing other than the Permitted Title Exceptions and except as to existing mortgage holders.

          (d)  Compliance with Applicable Regulations.

               i) To the best of Seller's knowledge, it has received no written notice that (A) the Property and the operation thereof (including the handling of tenant security and other deposits) currently is not in substantial compliance with the requirements of all Agencies; (B) the zoning classification of the Land does not permit the operation of Improvements thereon as a use by right.

               ii) To the best of Seller's knowledge, it has received no notices of uncured violations at the Property, nor, to the best of Seller's knowledge, are there presently pending against Seller or against the Property or, to Seller's knowledge, any judgments, judicial proceedings or administrative actions relating to any of the above matters of a material nature.

               iii) Except as set forth in environmental reports
                    of Dames & Moore dated March 29, 1993 as to
                    South Pointed and R.J. Prossen, Inc. dated
                    April 22, 1991.  Seller has received no
                    written notice of any violation of any
                    environmental laws.

          (e) Liens on Property. At Closing, there will be no claim in favor of any person or entity which is or could become a lien on the Land, the Improvements, or the Included Personal property, arising out of the furnishing of labor or materials to the Property other than claims or liens arising from acts of Purchaser; there will be no unpaid assessments against the Property, except for Property taxes assessed but not due and payable at the time of Closing.

          (f) Insurance. Seller will not renew, amend, or reduce the coverage under, or cancel, any existing policy or procure any new policy other than in the ordinary course of business.
Purchaser, at Closing, shall obtain its own insurance coverage.

          (g)  Maintenance of Property Until Closing.

               i) Seller, at its expense, will maintain the Property in its current condition until Closing excepting only ordinary wear and tear and damage or loss thereto covered by insurance.

               ii) Until Closing, Seller shall continue the operation of the Property in the normal and usual manner, will not remove any fixtures, furnishings, equipment or personalty subject to this Agreement, except for repair or replacement, and the Property will be managed, operated, maintained, repaired and redecorated in the ordinary course of business and in such manner as to maintain the Property completed in all material respects as of the date hereof in no less satisfactory condition than the same exists as of such date, reasonable wear and tear excepted.

          (h)  Service Contracts.

               i) At Closing, no contract of any kind, including contracts for servicing, operating or managing the Property, will be effective and binding upon the Property or Purchaser, except as disclosed on Exhibit D. Seller will not enter into any other service, operating or management contracts relative to the Property that cannot be canceled on thirty (30) days' notice without the prior written consent of Purchaser, nor will Seller make, or agree to, prior to Closing any change or modification to the contracts set forth in Exhibit D, other than in the ordinary course of business, without the prior written consent of Purchaser. If an agreement concerning the management of the Property currently is in effect and is not set forth at Exhibit D, it shall be terminated effective on the date of Closing.

               ii) Seller agrees that benefits or compensation accrued prior to the Closing, and due or claimed to be due either before or after Closing, to employees or former employees of Seller shall constitute obligations of Seller only, and Seller agrees to indemnify and hold Purchaser harmless from all such obligations and claims.

          (i) Restrictions on Additional Indebtedness. Seller will not borrow any money or do, or fail to do, any other act or thing which would cause the Land, the Improvements or any Included Personal Property to become pledged or otherwise utilized as collateral or in any way stand as security for any indebtedness or obligation unless removed at Closing.

          (j) Seller's Non-foreign Status. Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1954, as amended; that is, Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as now existing or hereafter amended). Seller shall deliver to Purchaser an affidavit to that effect.

          (k) Taxes and Assessments. All ad valorem taxes and personal property taxes, together with all assessments or other charges for utilities, roads or the widening of such roads, or any other fees improved by any governmental authority with respect to the Property, have been paid currently.

          (l) Bonds. Until Closing Seller shall continue the operation of the Property in full compliance with any applicable regulatory agreements.

          (m) Delivery by Seller of Documents and Supplies. Seller, at Closing, shall assign and deliver to Purchaser all original leases (to the extent in Seller's possession), refundable deposits (as reflected in the Rent Roll delivered at Closing), supplies, contracts, and other items as to which proration is to be made. Seller also shall deliver to Purchaser all Plans and Specifications (including cost breakdowns) (to the extent in Seller's possession) relating to the Property and all such other documents, books, records, and keys which relate to the operation, maintenance or management of the Property. Seller also shall deliver to Purchaser its current supply of printed leasing brochures, floor plans and other advertising literature with respect to the Property.

          (n) Seller's Affidavit at Closing. The representations, warranties and covenants of the Seller contained in this Agreement or in any document delivered to Purchaser pursuant to the terms of this Agreement (whether in this Section 5 or elsewhere) (i) shall be true and correct in all material respects and not in default at the time of Closing, and Seller shall deliver to Purchaser, at Closing, an Affidavit to that effect (with appropriate modifications to reflect any changes therein or identifying any representation or warranty which is not or no longer is, true and correct, and (ii) in the event of a breach of such representations, warranties or covenants prior to or at Closing, Purchaser shall have the right to make a claim hereunder against Seller for a period of thirty (30) days after the date as of which such Affidavit was delivered to Purchaser. After such thirty-day period, such representations and warranties shall expire and Purchaser shall no longer have any right to make a claim with respect thereto.

Section 6.     Acknowledgments of Purchaser

     Purchaser acknowledges that:

     Section 6.1. Subject to the provisions of Sections 3.1 and 9.1 and Seller's compliance with the terms and provisions of this Agreement (including, without limitation, those contained in Article 10) Purchaser shall accept the Premises "as is" and in their condition on the Closing Date. There can be no change in condition of title, property or financing from that approved during the Due Diligence Period.

     Section 6.2. Subject to the limitations of Section 10.3, during the Due Diligence Period, Purchaser may make such examination of the Premises, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser deems necessary including without limitation the physical and environmental surface and subsurface condition of the Premises.
In entering into this contract, Purchaser has not been induced by and has not relied upon any representation, warranties or statements, whether express or implied, made by Seller or by any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally.

Section 7.     Seller's Obligations as to Leases

     Section 7.1. Between the date of this contract and the Closing, Seller shall not, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed: (a) amend, renew or extend any lease in any material respect, unless required by law; (b) terminate any lease.

Section 8.     Notice of Liens

     Section 8.1. Seller shall, upon written request by Purchaser, furnish to Purchaser written authorization to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto.

Section 9.     Destruction, Damage or Condemnation

     Section 9.1.     Material Damage.

          (a) Procedure. If, prior to Closing, the Property shall be destroyed or sustain Material Damage as a result of fire or other casualty, then, at Purchaser's option exercised in the manner provided hereunder, the following shall occur:

               i) This Agreement shall become null and void and the Earnest Money Deposit shall be returned to Purchaser, provided that Purchaser gives notice of such election within ten (10) days following receipt by Purchaser of notice of the occurrence of any such event; or

               ii)  If all other conditions precedent to
                    Purchaser's obligation to close have been satisfied, the purchase and sale transaction shall close with a reduction in the cash portion of the purchase price equal to the amount of the applicable insurance deductible, and concurrently with such closing, Seller and any other named insured shall assign to Purchaser, in form satisfactory to Purchaser, all claims arising under any policy of insurance covering such casualty, and Seller shall have no further liability to Purchaser with respect to such damage.

          If the parties shall fail to agree on the amount of the cost of such restoration, either party may terminate this Agreement, by giving written notice to the other prior to Closing and, in such event, the Purchaser shall have the right to the return of the Earnest Money Deposit, and neither party shall have any further obligations to the other.

          (b) Damage Other Than Material Change. In the event of any damage to the Property other than Material Damage, the purchase and sale transaction shall close in accordance with and subject to the conditions of Subparagraph 10(a)(ii). If the cost to restore the Property to its condition before the casualty, as mutually agreed by Seller and Purchaser is not more than $50,000 and is uninsured, the cash portion of the purchase price shall be reduced by the cost to restore thus determined.

     Section 9.2. Condemnation. If, prior to Closing, any governmental or similar authority shall institute eminent domain or similar proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute any such proceeding) with respect to a material portion of the Property, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller prior to Closing and to a return of the Earnest Money Deposit.

Section 10.    Covenants of Seller

     Seller covenants that between the date of this contract and the Closing:

     Section 10.1. Seller shall not modify or amend any service contract or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than 30 days' notice or shall terminate same as requested by Purchaser during the Due Diligence Period if at no cost to Seller. Seller shall also terminate its existing management agreements.

     Section 10.2. Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser in the same manner as the proration of taxes for current tax year, after deducting expenses of collection thereof, which obligation shall survive the Closing.

     Section 10.3. Subject to the tenant's rights under the Lease, Seller shall allow Purchaser or Purchaser's representatives access to the Premises, the leases and other documents required to be delivered under this contract upon reasonable prior notice at reasonable times. Before entering the Premises, Purchaser shall deliver to Seller a certificate of insurance naming Seller as an additional insured which shall certify that Purchaser has general liability insurance of not less than $1,000,000. Purchaser shall not be entitled to demolish, drill, bore, scrape or otherwise physically disturb any part of the Premises without Seller's prior written consent (not to be unreasonably withheld).

     Section 10.4. Seller shall maintain the Premises in its present condition, ordinary wear and tear accepted.

     Section 10.5. Seller shall maintain all casualty, liability and hazard insurance currently in force with respect to the Premises.

     Section 10.6. Seller shall, subject to the provisions of Sections 7 and 10 hereof, operate, manage and enter into contracts with respect to the Premises, in the same manner done by Seller prior to the date hereof, maintaining present services and sufficient supplies and equipment for the operation and maintenance of the Premises in the same manner as prior to the date hereof, provided, however, that Seller shall not enter into any new service contract that cannot be terminated within thirty (30) days.

Section 11.    Seller's Closing Obligations

     At the Closing, Seller shall deliver the following to
Purchaser:

     Section 11.1. A special warranty deed properly executed in proper form for recording so as to convey the title required by this contract.

     Section 11.2.    The Leases.

     Section 11.3. The Rent Roll certified by Seller as true and correct.

     Section 11.4. All service contracts in Seller's possession which are in effect on the Closing Date and which are assignable by Seller.

     Section 11.5. An assignment to Purchaser, without recourse or warranty, of the Leases and all deposits made by tenants thereunder, and of all of the interest of Seller in those service contracts, insurance policies, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller (other than any management agreement with respect to the Property which Seller agrees shall be terminated and of no force and effect as of the Closing Date).

     Section 11.6.    A Bill of Sale for the property referred to in
Section 1.1(e) hereof.

     Section 11.7. To the extent they are then in Seller's possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

     Section 11.8. Such affidavits as Purchaser's title company shall reasonably require in order to omit from its title insurance policy all exceptions for mechanics liens, judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name.

     Section 11.9. Seller shall deliver all tenant files and other records regarding the tenants or the Property available to Purchaser.

     Section 11.10. An original letter, executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

     Section 11.11. A resolution of Seller's board of trustees authorizing the sale and delivery of the deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution.

     Section 11.12. An owner's policy of title insurance with extended ALTA coverage and any such endorsements as Purchaser or the existing lenders may require.

     Section 11.13.   Such documents as the existing lenders may require.

     Section 11.14. Any other documents required by this contract to be delivered by Seller.

Section 12.    Purchaser's Closing Obligations

     At the Closing, Purchaser shall:

     Section 12.1. Deliver to Seller payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 13.

     Section 12.2. Deliver to Seller an agreement indemnifying and agreeing to defend Seller against any claims made by tenants with respect to tenants' security deposits to the extent paid, credited or assigned to Purchaser in accordance with the Rent Roll and receive from Seller a reciprocal indemnification agreement.

     Section 12.3. Cause the deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

     Section 12.4. To the extent granted by the existing lenders, deliver to Seller releases of Seller of all obligations under the mortgages described on Exhibit E as more particularly set forth in said Exhibit E.

     Section 12.5. Deliver any other documents required by this contract to be delivered by Purchaser.

Section 13.    Apportionments at the Closing

     Section 13.1. The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

           (a) prepaid rents and Additional Rents (as defined in Section 13.3) collected;

           (b) real estate and other taxes and assessments, water charges, sewer rents and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

           If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

     Section 13.2. If any tenant is in arrears in the payment of rent on the Closing Date, rents received from such tenant after the Closing shall be applied first to current, then to delinquent rents. If rents or any portion thereof received by Seller or Purchaser after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing.

     Section 13.3. If any tenants are required to pay escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by Purchaser after the Closing which are attributable in whole or in part to any period prior to the Closing, then Purchaser shall promptly pay to Seller Seller's proportionate share thereof, less a proportionate share of any reasonable attorneys' fees, costs and expenses of collection thereof, if and when the tenant paying the same has made all payments of rent and Additional Rent then due to Purchaser pursuant to the tenant's leases, which obligation shall survive the Closing. Nothing herein, however, shall require Purchaser to collect the same.

Section 14.    Conditions to the Close of Escrow/Title
               Commitment/Delivery

     Section 14.1. Purchaser shall promptly order an examination of title from Chicago Title Insurance Company and cause a copy of the title report to be forwarded to Seller's attorney upon receipt and shall obtain a survey of the Premises. As soon as practical, Purchaser shall obtain copies of all title exceptions identified therein (collectively, the "Title Reports"). Prior to the expiration of the Due Diligence Period, Purchaser may notify
Escrowee and Seller in writing of Purchaser's disapproval of the condition of title, outlining in detail any title items objected to and specifying Purchaser's desired cure. Seller shall have ten
(10) business days after receipt of Purchaser's notice to advise Purchaser and Escrowee, in writing, as to whether Seller shall effectuate a cure of said objections prior to Closing. In the event Seller does not adequately cure Purchaser's objections, Purchaser may: (1) cancel the Contract by written notice to Seller and Escrowee and, upon such cancellation, any and all rights and obligations of Purchaser and Seller under the Contract shall be terminated, and Purchaser shall promptly receive the Downpayment deposited with Escrowee and the earnings thereon; or (2) Purchaser may waive its objections and proceed to close the transaction. In the event that Purchaser opts to proceed to Closing, Seller shall provide to Purchaser at Closing an ALTA extended coverage owner's policy of title insurance together with such endorsements as Purchaser and/or the exiting Lender may require.

     Section 14.2. If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey without a credit against the monies payable at the Closing or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment with interest to Purchaser. Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 15. Seller shall not be required to bring any action or proceeding or to incur any expense to cure any title defect. If Seller shall default in the performance of its obligations hereunder, Purchaser may terminate this contract or exercise any other right or remedy available to Purchaser at law or in equity.

     Section 14.3. Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid by Seller in amounts provided in this Contract out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record. Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the order of the holder of any such lien, charge or encumbrance and otherwise complying with Section 2.2. If Purchaser's title insurance company is willing to insure Purchaser that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, Seller shall have the right in lieu of payment and discharge to deposit with the title insurance company such funds or assurance or to pay such special or additional premiums as the title insurance company may require in order to so insure. In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

     Section 14.4. If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller, at law or in equity, shall be to retain the Downpayment with interest as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.

Section 15.    Broker

     Section 15.1. Seller and Purchaser mutually represent and warrant that PEREGRINE ADVISORS is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction.
The commission of such brokers shall be paid by Purchaser only if and when the Closing occurs and pursuant to separate agreement.
Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys' fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 16.    Notices

     Section 16.1. All notices under this contract shall be in writing and shall be delivered personally or shall be sent by fax, overnight courier or prepaid registered or certified mail, addressed as follows: if to Purchaser, WALDEN RESIDENTIAL
PROPERTIES, INC., One Lincoln Center, 5400 LBJ Freeway, Dallas,
Texas 75240, fax number (972) 788-1550, with a copy to Munsch Hardt
Kopf Harr & Dinan, P.C., 1445 Ross Avenue, Suite 4000, Dallas,
Texas 75202, Attention: Robin K. Minick, fax number (214) 855-7584;
if to Seller, at MGI Properties, One Winthrop Square, Boston,
Massachusetts 02110, attn: Robert Ware, with a copy to Olshan
Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New
York 10022, attn: Neil Grundman, Esq., or as Seller or Purchaser shall otherwise have given notice as herein provided.

Section 17.    Limitations on Survival of Representations,
               Warranties, Covenants and          other
                                                  Obligations

     Section 17.1. The representations, warranties, covenants and other obligations of Seller set forth in this contract shall survive the Closing for a period of thirty (30) days following the Closing
Date.

     Section 17.2. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 18.    Seller's Like-Kind Exchange

     Notwithstanding any other provision hereof, this contract shall be deemed a contract of exchange to enable Seller to effectuate a "like-kind" exchange in accordance with the provisions of Section 1031 of the Internal Revenue Code, if Seller so elects after Purchaser has acquired the Premises. At Seller's election by notice to be given prior to or at closing, Seller shall instruct Purchaser to pay the purchase price due thereunder to Chicago Title Insurance Company, as trustee (the "Trustee") to be held for the purpose of paying for such property as Seller may designate, as provided herein. The Trustee shall act as escrowee only, and shall not be acting as agent for either of the parties.

     Seller shall, within forty-five (45) days after closing, by written notice to Purchaser and Trustee designate the replacement property to be purchased in exchange for the Premises and conveyed to Seller within the sooner of (a) 179 days after the closing or
(b) the due date (determined with regard to extension) for the seller's federal income tax return for the taxable year in which the conveyance of seller's property occurs, the payment thereof to be made out of the fund held by the Trustee. Upon receipt of such notice, Purchaser shall execute a contract of sale to purchase such replacement property which contract shall thereafter be assigned by Purchaser to Seller and Purchaser shall otherwise cooperate with Seller to effectuate the acquisition provided that: (1) Purchaser shall not incur any unreimbursed out-of-pocket expenses in connection therewith; and (2) Purchaser shall not incur any personal liability in connection with the execution of any agreement other than on a liquidated damages basis (for which Seller or Trustee shall have advanced the funds necessary) or assume any indebtedness and Seller and MGI Properties shall indemnify and hold Purchaser harmless from any liability as a result thereof; and (3) the effectuation of the exchange does not prejudice or otherwise impair the closing of the Premises described herein.

     On or following the acquisition of all replacement real estate in consummation of the exchange, any remaining balance less reasonable out-of-pocket expenses incurred by Purchaser or Trustee in connection with the exchange shall be disbursed to Seller. If Seller shall fail to designate the exchange property within the applicable periods, the Trustee shall disburse the funds to Seller.

Section 19.    Miscellaneous Provisions

     Section 19.1. Neither Purchaser nor Seller shall assign any of its rights under this contract except with respect to the "like-kind" exchange referred to in Section 18 hereof. Notwithstanding the foregoing, Purchaser may designate a wholly-owned subsidiary or affiliate to take title to Premises at Closing.

     Section 19.2. This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract. Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

     Section 19.3. This contract shall be governed by, and construed in accordance with, the law of the State of Florida.

     Section 19.4. The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

     Section 19.5. This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

     Section 19.6. This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

     Section 19.7. As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

     Section 19.8. If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail.

     Section 19.9. Liability of Officers. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed by the undersigned in his/her capacity as an officer or director of Purchaser which has been formed as a Maryland corporation pursuant to the Articles of Incorporation of Purchaser, and not individually, and neither the directors, officers or stockholders of Purchaser shall be bound or have any personal liability hereunder or thereunder. Seller shall look solely to the assets of Purchaser for satisfaction of any liability of the Purchaser in respect of this Agreement and all documents, agreements, understandings and arrangements relating to the transaction contemplated by this Agreement and will not seek recourse or commence any action against any of the directors, officers or stockholders of Purchaser or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

     Section 19.10. Assumption of Indebtedness. Seller will cooperate fully and on a timely basis with Purchaser in connection with the assumption by Purchaser and release of Seller of all obligations under the existing mortgages encumbering the Premises. Seller and Purchaser shall timely provide such documents and information as the holders of such existing mortgages may request in connection with such assumption. The approval of the holders of the existing indebtedness of such assumption by Purchaser and release of Seller shall be a condition precedent to Purchaser's and Seller's obligations under this Contract. In the event that Purchaser is unable to obtain such approval, Purchaser shall have the option to terminate this Contract and receive an immediate refund of the Downpayment and any other sums so deposited. Purchaser to pay all fees an costs.

     IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

                              Seller:

                              MGI PROPERTIES (Formerly Mortgage
                              Growth Investors)


                              By

                              Purchaser:

Receipt by Escrowee           WALDEN RESIDENTIAL PROPERTIES, INC.

The undersigned Escrowee
hereby acknowledges receipt        By
of $150,000 by check
subject to collection, to
be held in escrow pursuant
to Exhibit B.


By:








I:\FINANCE\SECFIL~1\10-K-97\EX-10-15.WPD
1      RM:ng/lg      11/5/97

                           EXHIBIT "A"

                           South Pointe


PARCEL I: All of Lots 8, 9, 10, 11 and 12 in Block 2 and that part of Lot 7, Block 2, together with the closed alley abutting the aforedescribed Lots on the South; more particularly described as beginning at the Northwest corner of Lot 12 in Block 2 of GANDY BOULEVARD PARK SUBDIVISION as per map or plat thereof recorded in Plat Book 21 on Page 22 of the public records of Hillsborough County, Florida; run thence East along the North boundary of said Block 2 a distance of 285 feet; run thence South a distance of 65 feet; thence run West a distance of 6 feet; thence run South a distance of 35 feet; thence run East a distance of 6 feet; thence South to a point on the North line of Lot 18 of said Block 2, run thence West along the North boundaries of Lots 18, 17, 16, 15, 14 and 13 to the Northwest corner of Lot 13 of said Block 2; run thence North to the Northwest corner of Lot 12 of Block 2 and the Point of Beginning, GANDY BOULEVARD PARK SUBDIVISION, as per map of plat thereof recorded in Plat Book 21 on Page 22 of the public records of Hillsborough County, Florida.

AND

PARCEL II: Beginning at the Northwest corner of GANDY BOULEVARD PARK SUBDIVISION, run Southerly along the West boundary of said subdivision a distance of 148 feet to a Point of Beginning; from said Point of Beginning run Easterly, parallel to the North boundary of said subdivision, a distance of 283.9 feet; run thence Southerly parallel to the West boundary of said subdivision a distance of 571.76 feet; run thence Westerly, parallel to the North boundary of said subdivision a distance of 283.9 feet to a point on the West boundary of said subdivision run thence Northerly along the West boundary of said subdivision a distance of 571.76 feet to the Point of Beginning. All of the above lying within GANDY BOULEVARD PARK SUBDIVISION, Plat Book 21 on Page 22 of the public records of Hillsborough County, Florida.


                            St. James


That portion of the South 1/2 of Section 7, Township 28 South, Range 18 East, Hillsborough County, Florida; lying South of Gunn Highway (S.R. 587), (66.0 foot right-of-way), being further described as follows:

Commence at the Southeast corner of said Section 7; said point lying on the boundary of Country Run Unit I as recorded in Plat
Book 52, page 60, of the public records of said County; thence along said boundary the following: North 00 degrees 26'13" East, 1019.07 feet; thence North 61 degrees 45'02" West, 1596.84 feet to the most
Northerly corner of said Country Run Unit I and the Point of Beginning; said point lying on the South right-of-way line of Gunn
Highway (66.0 foot right-of-way); thence continue along the boundary of said Country Run Unit I, the following: South
28 degrees 14'58" West, 33.0 feet to a non-tangent curve concave Westerly and having a radius of 25.00 feet, thence Southerly along said curve 38.36 feet through a central angle of 87 degrees 54'58" (Chord South
17 degrees 47'33" East, 34.71 feet); thence South 26 degrees 09',56" West,
186.36 feet; thence South 23 degrees 18'11" West, 120.15 feet; thence South
26 degrees 09'56" West, 100.00 feet to a curve concave Northwesterly and having a radius of 520.00 feet; thence Southwesterly along said curve 21.01 feet through a central angle of 02 degrees 18'54" (Chord South
27 degrees 19'23" West, 21.01 feet); thence, non-tangent from said curve, North 61 degrees 31"10" West, 254.12 feet; thence South 43 degrees 44'58" West,
439.14 feet to the most Northeasterly corner of Lot 3, Block 2, Country Run Unit II, as recorded in Plat Book 54, page 43, of the public records of said County; thence along the boundary of said
Country Run Unit II the following: North 87 degrees 16'27"West, 254.10 feet; thence South 47 degrees 06'26" West, 642.71 feet; thence leaving said boundary North 74 degrees 36'19" West, 244.45 feet to a curve concave Northeasterly and having a radius of 25.00 feet; thence
Northwesterly along said curve, 39.22 feet through a central angle of 89 degrees 53'49", (Chord North 29 degrees 39'24" West, 35.32 feet) to the Easterly right-of-way line of Anderson Road (110.00 foot right-of-way); thence along said right-of-way line North 15 degrees 17'30" East,
861.35 feet; thence leaving said right-of-way line, South 74 degrees 42'30" East, 560.00 feet; thence North 60 degrees 17'30" East, 162.64 feet; thence North 15 degrees 17'30" East, 526.03 feet to the aforesaid South right-of-way line of Gunn Highway being a non-tangent curve concave
Southwesterly, having a radius of 3791.44 feet, thence
Southeasterly along said right-of-way line 577.88 feet through a central angle of 08 degrees 43'58", (Chord South 66 degrees 07'01" East, 577.32 feet); thence South 61 degrees 45'02" East 134.09 feet to the Point of Beginning.

LESS AND EXCEPT that portion in Order of Taking recorded in Official Records Book 5626, page 1662, of the public records of Hillsborough County, Florida.

                            EXHIBIT B
                        ESCROW PROVISIONS

           (a) Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section. Escrowee shall hold such proceeds in an interest-bearing account, and any interest earned thereon shall be paid to Purchaser at Closing, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the parties shall be furnished to Escrowee upon request. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of such amount, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Court of the county in which the Land is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

           (b) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

           (c) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.

           (d) Escrowee may represent Seller if there is a dispute over the disposition of the Downpayment.


                            EXHIBIT C
                            Rent Roll


                            EXHIBIT D
                           SOUTH POINTE
                    Service Contract Listing

Terminix            Monthly Pest Control Service       No signed
contract
Terminix            Termite Bond for Sub-Termites      Expires
3/31/98
Danks               Copier Maintenance Contract        Renewed 7/97
Commercial Laundry  Laundry Room Washer/Dryers         Expires 5/98
McKendree Greens         Landscape Contract            Expires 1/98
ADT                 Fire Alarm Service                 Expires
12/99
Evergreen           Fragrances                         30 day
notice
Network Multi Family     Alarm Monitoring                   30 day
notice
Phillips Pool Service    Pool Service                       No
signed contract
                                                  4 weeks notice

American Ecosystems Lake Services                 No contract
Protect Security         Guard Services                No contract
                                                  30 day notice


                            EXHIBIT D

                            St. James

Vendor:    Phillips Pool Service
Service:   Full Service including the following:
           Tiles cleaned, surface skimmed/debris removed
           Pool floor vacuumed
           Wall & floor brushed as necessary
           Water chemistry maintained
           Filter & strainer baskets cleaned
Dates:     4/1/97-3/31/98
Termination:   May be canceled by either party four weeks before
any regular service call

Vendor:    McKendree Greens, Corp.
Service:   Forty-one (41) mowings annually
           Edging of streets and sidewalks
           Planter bed care/mulch
           Pruning and trimming
           Planting of annuals four (4) times per year
           Irrigation/fertilization and pest control
Dates:     12/1/96-12/1/97
Termination:   May be canceled during the months of March through
               September with a thirty (30) days written notice.
               During the months of October through February with a ninety (90) day written notice.

Vendor:    Commercial Laundries of West Florida, Inc.
Service:   The installation, maintenance, and operation of two (2)
laundry facilities
Dates:     6/1/91-5/30/97
Termination:   Six (6) year contract

Vendor:    Lea's Pest Control
Service:   Monthly pest control for all apartments, office
           buildings and recreation rooms
Dates:     1/1/97-12/31/97
Termination:   Thirty (30) days written notice

Vendor:    Terminix International
Service: Necessary service to protect St. James Crossing against the attack of subterranean termites
Dates:     3/1/97-2/28/97
Termination:   May be canceled at any time


                            EXHIBIT E
                            Mortgages

1.   Amended and Restated Mortgage and Security Agreement dated
     August _____,  1995 by MGI Properties to Nationwide Life
     Insurance Company securing a Consolidation and Renewal Note in the amount of $10,400,000.

2.   Florida Housing Financing Agency multifamily Housing Revenue
     Bonds $5,750,000 1985 Series NN remarketed November 1, 1997.
     Purchaser shall pay all costs and charges incurred in connection with the assumption by Purchaser of the aforementioned obligations.


                            SCHEDULE 1
       ITEMS TO BE DELIVERED OR MADE AVAILABLE TO PURCHASER
   TO THE EXTENT THEY ARE IN SELLER'S POSSESSION OR POSSESSION
                    OF SELLER'S MANAGING AGENT


1. Seller's most current owner's title insurance policy and a copy of all title reports and documents in Seller's possession.

2. A list and a copy of all Service Contracts, all documents pertaining to any leased Personalty, and all warranties, guaranties and bonds relating to the Property, or any part thereof.

3. A complete, itemized and detailed inventory of the Personalty to be conveyed by Seller to Purchaser at the Closing.

4. A copy of (i) all income and expense statements for the Property, for the year-to-date and for the most recently completed prior year (prepared on a monthly basis), and annual operating statements for the two (2) most recent fiscal years,
     (ii) operating budgets for the Property for the current calendar year and the upcoming calendar year, and (iii) a capital expenditure budget for the Property for the current calendar year and the upcoming calendar year, and (iv) such other information as may be required by Purchaser's accountants to perform all complete audit of the Property for the twelve (12) month period ended December 31, 1996, and year-to-date 1997.

5. A copy of all ad valorem and other property tax statements (including personal property tax statements) relating to the Property for the current tax year and the immediately preceding two (2) tax years, including copies of any assessments or statements for the current or forthcoming year, including a summary of any contested tax assessments relating to the Property for the preceding two (2) years, and the results thereof.

6. A copy of (i) a resident rent roll for the improvements, showing actual occupancies, rentals, delinquencies, defaults, security deposits, assigned parking spaces (if any), free rent, rent concessions, resident incentives, lease terms, unit numbers, unit types, and unit amenities, (ii) a current schedule of rental rates for each type of unit within the Improvements, and (iii) such other pertinent information regarding the resident leases and rental units as is, including, without limitation a schedule of the appliances and amenities included in each type of rental unit.

7. A copy of all site plans, survey, soil and substrata reports and studies, engineering plans and studies, environmental reports or studies, architectural renderings, plans and specifications, construction contracts (with all applicable change orders), floor plans, landscape plans, utility schemes and other similar plans, diagrams of studies, if any, relating to the Property.

8. If available, a copy of the architect's certificate rendered at or after the completion of construction of the improvements stating that the improvements were constructed substantially in accordance with the plans and specifications delivered to Purchaser hereunder.

9.   A copy of all certificates of occupancy for the Improvements.

10. A copy of all swimming pool permits, boiler permits and other licenses and permits for the Property.

11. A list of all employees currently employed in the operation of the Property, setting forth his/her name, address, telephone number, position, salary, benefits, bonuses, leasing commissions, other incentives, apartment allowance (if applicable) and tenure with the Property.

12. A copy of the standard form of resident lease, leasing application, security and pet deposit documents, rules and regulations, leasing brochures, occupancy checklist, other standard forms and documents currently used in connection with the leasing and marketing of the Property, and a profile of existing resident base, including data on age, income, sex, household structure, occupation, etc., to the extent such information is available to Seller.

13. A list of all utility deposits or bonds for the Property and a copy of all utility bills for the Property for the previous twelve (12) months, excluding individually metered resident utility bills.

14. Copies of any documents related to any loans affecting the Property including promissory notes, deeds of trust, guarantee agreements, appraisals and other such documents pertaining to any such loans.

15. Copies of and/or access throughout the Feasibility period to all resident files.

16. Copies of any pertinent pending litigation of safety related issues with respect to the Property.

17. Such other books, records, leasing files, contracts, agreements and information relating to the Property that are in Seller's possession and as may be required by Purchaser's accountants to perform a complete audit of the Property for the twelve (12) month period ended December 31, 1996, including, but not limited to a letter of representations and warranties addressed to Purchaser's accountants and in form and content acceptable to Seller, Purchaser and Purchaser's accountants.